Exhibit 99.1

Porch Group Reports Fourth Quarter 2022 Results

- Reports $64.1 Million of Revenue, Growth of 24% Year-Over-Year

- Insurance Segment continues strong growth, with atypical fourth-quarter weather impacting Adjusted EBITDA

SEATTLE, March 14, 2023 – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services and insurance industries, today reported fourth-quarter results for the Company as of December 31, 2022, with revenues of $64.1 million, compared to fourth-quarter 2021 revenues of $51.6 million. For the year ended December 31, 2022, Porch Group reported revenues of $275.9 million, compared to $192.4 million in 2021.

CEO Summary

“I am proud of the work and contributions from the entire Porch team in 2022 as we dealt with impacts of inflation, challenging capital markets, unusual weather volatility, and a housing market that slowed substantially. Throughout this time, we stayed focused on what we can control and moved forward in our strategy and toward our target of Adjusted EBITDA profitability in the second half of 2023,” said Matt Ehrlichman, Chief Executive Officer, Chairman and Founder of Porch Group. “We finished the year with another strong quarter of growth and cost discipline. We have announced our intention to apply for the creation of a Reciprocal Exchange to advance our insurance business, and I am excited about a future with expected higher and consistent margins, with reduced direct exposure to claims and weather events.”

Fourth Quarter 2022 Financial Results

●	Total revenue for the fourth quarter of 2022 was $64.1 million, an increase of 24% or $12.5 million from $51.6 million in the fourth quarter of 2021.
●	Revenue less cost of revenue for the fourth quarter of 2022 was $43.9 million or 69% of total revenue, compared to $37.4 million or 73% of total revenue for the fourth quarter of 2021. Unexpected weather events caused higher-than-expected fourth quarter claims, adding approximately $7 million of additional costs in the quarter, including Winter Storm Elliott.
●	GAAP net loss for the fourth quarter of 2022 totaled $35.5 million, compared to a GAAP net loss of $20.1 million for the fourth quarter of 2021. GAAP net loss for the fourth quarter of 2022 was impacted by higher-than-expected claims driven by Winter Storm Elliott.
●	Adjusted EBITDA loss for the fourth quarter of 2022 totaled $13.3 million, compared to Adjusted EBITDA loss of $5.4 million for the fourth quarter of 2021.

Segment Results for the Fourth Quarter 2022

●	Vertical Software revenue for the quarter was $33.0 million, and revenue less cost of revenue was $24.1 million or 73% of Vertical Software revenue. Adjusted EBITDA for the fourth quarter was $1.1 million, or 3.3% of Vertical Software revenue.
●	Insurance revenue for the quarter was $31.2 million, and revenue less cost of revenue was $19.8 million or 64% of Insurance revenue. Adjusted EBITDA loss for the fourth quarter was $0.7 million, or 2.3% of Insurance revenue.

●	Insurance gross written premium for the quarter was $131 million with approximately 390 thousand policies.

Fourth Quarter 2022 and Recent Operational Highlights

●	Announced as fastest growing large and mid-size homeowners insurance carrier with written premium above $250 million in the first three quarters of 2022, by P&C Specialist based on data by S&P Capital IQ Pro.
●	Announced the intention to file an application for a Reciprocal Exchange, which upon Texas Department of Insurance approval would be formed as an association owned by its policyholder members, acquire Homeowners of America Insurance Carrier from Porch Group, and engage with Porch Group who would operate the insurance entity with commission and fee-based compensation.
●	Filed and received approval in 9 states to use our unique data on insurance pricing.
●	Expanded the roll-out of our smartphone app which continues to be well received by consumers.
●	Launched a new software module that allows title companies to simplify and scale the handling of unclaimed property (or escheatment) to the state.
●	Launched the Porch Group Media Network (https://v12data.com/porch-media-network/) to provide brands with targeted advertising solutions to reach both movers and homeowners at specific properties, leveraging our unique data.

Fourth Quarter 2022 Key Performance Indicators (KPIs)

Software and services to companies:

●	Average companies in quarter increased to 30,860 from 24,601[1] in the fourth quarter of 2021. The increase was primarily driven by the additions related to our 2022 acquisitions, coupled by the increased penetration into the existing markets.
●	Average revenue per account per month in quarter decreased to $693 from $776 in the fourth quarter of 2021, impacted by lower home purchase volumes.

Monetized services for consumers:

●	Number of monetized services in quarter was 212,992 in the fourth quarter of 2022, a decrease from 267,683[2] in the fourth quarter of 2021. The decrease was driven primarily by fewer homebuyers, given the downturn in the housing market.
●	Average revenue per monetized service in quarter was $219, a 46% increase from $150[3] in the fourth quarter of 2021, driven by the key services we are focused on, such as insurance and warranty, which may produce even higher revenue per service going forward.

Repurchase Program

In the fourth quarter of 2022, the Company repurchased approximately 2.4 million shares for $4.4 million (including commissions) at an average price of $1.82 per share, under previously authorized $15 million share repurchase plan.

Balance Sheet

The Company ended the year with unrestricted cash plus investments of $307 million, down from $320 million at September 30, 2022. We also held convertible debt on our balance sheet of $425 million.

The Company’s insurance carrier entity is subject to regulations by the various state departments of insurance, and is evaluated for creditworthiness by its credit rating agency. Therefore, our insurance carrier, HOA, must hold a certain amount of capital that can vary based on premium, growth, and other factors. Historically, we have offset some of this

1 Revised from 24,603 originally reported to 24,601

2 Revised from 260,352 originally reported to 267,683

3 Revised from $154 originally reported to $150

capital requirement through, effectively transferring the amount of premiums and losses to reinsurance partners, either on a quota share or excess of loss basis.

Porch Group contributed $34 million to HOA in the fourth quarter of 2022, bringing the insurance carrier’s unrestricted cash balance to $78 million at the end of the year, and its investment balance to $92 million.

Restatement of Previously Issued Quarterly Financial Statements

As disclosed, we concluded that the previously issued unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, were materially misstated and require restatement. The restatement primarily relates to accounting related to reinsurance contracts. The net restatement impact to the September 30, 2022 year to date results was an additional $3.1 million of revenue and additional adjusted EBITDA loss of $(2.3) million. Please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023 for additional information, including the restated financial information for each of the quarterly periods. The restated financial information will also be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which we expect to file on March 16, 2023. We will also report ineffective internal control over financial reporting in the 2022 Form 10-K.

Full Year 2023 Financial Outlook

Porch Group provides 2023 guidance based on current market conditions and expectations. Porch Group believes it is prudent to provide a range of outcomes given the additional weather exposure particularly in the first half of the year, where higher claims volumes have been seen historically. Should there be catastrophic weather conditions this would create downside to the lower end of the range. Should the Gross Loss Ratio in 2023 be better than the 62% assumed, or if the housing market declines less than the 18% assumed, results could be better than this range.

A loss is expected in the first half before higher risk policies are non-renewed and before the existing insurance premium per policy increases have fully taken effect. Porch Group manages costs carefully and reiterates guidance to expect positive Adjusted EBITDA profitability in the second half of 2023 and beyond.

2023E Guidance
Revenue ~$330M to $350M >20% YoY Assumes strong revenue growth in Insurance and relatively flat YoY growth for Vertical Software
Revenue Less Cost of Revenue ~$170M to $180M
Adj. EBITDA[1] ~$(30)M to $(40)M
2023 Gross Written Premium[2] ~$500M

1 Adjusted EBITDA is a non-GAAP measure.

2 2023 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2023 and is the total premium written across Homeowners of America, Porch Group’s insurance agency, and warranty products for the face value of one year’s premium, before deductions for reinsurance and ceding commissions.

Porch Group is not providing reconciliations of expected Adjusted EBITDA (loss) for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call

Porch Group management will host a conference call today March 14, 2023 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The presentation will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website. A question-and-answer session will follow management’s prepared remarks.

All are invited to listen to the event by registering for the webinar here.

A replay of the webinar will also be available in the Investors section of Porch Group’s corporate website.

About Porch Group

Seattle-based Porch Group, Inc., the vertical software platform for the home, provides software and services to approximately 30,900 home services companies such as home inspectors, mortgage companies and loan officers, title companies, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, Porch Group provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, warranty, moving, security, TV/internet, home repair and improvement, and more. To learn more about Porch Group, visit porchgroup.com or porch.com.

Investor Relations Contact:

Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Porch Group Press Contact:
Anna Rutter
Gateway Group, Inc.
(949) 574-3860
PRCH@gatewayir.com

Forward-Looking Statements

Certain statements in this release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Porch Group’s future financial or operating performance. For example, forward-looking statements include projections of future revenue, revenue less cost of revenue, gross written premium, Adjusted EBITDA (loss), and other metrics, business strategy and plans, and anticipated impacts from pending or completed acquisitions. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” “target,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Porch and its management at the time they are made, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) our expansion plans and opportunities, and managing our growth, to build a consumer brand; (2) the incidence, frequency and severity of weather events, extensive wildfires, and other catastrophe; (3) economic conditions, especially those affecting the housing and financial markets; (4) our expectations regarding our revenue, cost of revenue, operating expenses, and our ability to achieve and maintain future profitability; (5) existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection and taxation, and our interpretation of and compliance with such laws and regulations; (6) our reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside our control, along with our reliance on reinsurance to protect us against loss; (7) uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators; (8) our reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and our ability to use such data and information to increase our transaction volume and attract and retain customers; (9) our ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner; (10) changes in capital requirements, and our ability to access capital when needed to provide statutory surplus; (11) the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability and performance; (12) retaining and attracting skilled and experienced employees; (13) costs related to being a public company; and (14) other risks and uncertainties described in the “Risk Factors” section of Porch’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports filed with the Securities and Exchange Commission (the “SEC”), such as Porch’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and subsequent reports on Form 8-K, all of which are available on the SEC’s website at www.sec.gov

Nothing in this release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. Porch Group does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

This release includes one or more non-GAAP financial measures, such as Adjusted EBITDA (loss), Adjusted EBITDA (loss) as a percent of revenue, average revenue per monetized service and revenue less cost of revenue.

Porch Group defines Adjusted EBITDA (loss) as net income (loss) adjusted for interest expense, net, income taxes, other expenses, net, depreciation and amortization, impairment loss on intangible assets and goodwill, non-cash long-lived impairment of property, equipment and software, stock-based compensation expense and acquisition-related impacts, amortization of intangible assets, gains (losses) recognized on changes in the value of contingent consideration arrangements, if any, gain or loss on divestures and certain transaction costs. Adjusted EBITDA (loss) as a percent of revenue is defined as Adjusted EBITDA (loss) divided by GAAP total revenue. Average revenue per monetized services in quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating average revenue per monetized service in a quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

Porch Group management uses these non-GAAP financial measures as supplemental measures of the Company’s operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs.  Porch Group believes that the use of these non-GAAP financial measures provides investors with useful information to evaluate the Company’s operating and financial performance and trends and in comparing Porch Group’s financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, Porch Group's definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies.  In addition, the Company may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.

You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in Porch Group’s consolidated financial statements. The Company may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.

You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. The Company is not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP.  The Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of its control.

The following table reconciles Adjusted EBITDA (loss) to operating loss for the periods presented (dollar amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Segment adjusted EBITDA (loss):
Vertical Software	$1,078	$3,180	$14,678	$20,733
Insurance	704	5,922	(5,499)	9,007
Corporate and Other	(15,117)	(14,476)	(58,780)	(53,760)
Total segment adjusted EBITDA (loss)	(13,335)	(5,374)	(49,601)	(24,020)
Reconciling items:
Depreciation and amortization	(6,356)	(5,599)	(27,930)	(16,386)
Non-cash stock-based compensation expense	(6,396)	(7,965)	(27,041)	(38,592)
Acquisition and other transaction costs	(750)	(712)	(2,334)	(5,360)
Impairment loss on intangible assets and goodwill	(4,329)	—	(61,386)	—
Non-cash losses and impairment of property, equipment and software	(536)	(334)	(637)	(550)
Revaluation of contingent consideration	(1,693)	1,864	(6,944)	2,244
Investment income and realized gains	(399)	(253)	(1,174)	(701)
Operating loss	$(33,794)	$(18,373)	$(177,047)	$(83,365)

The following table presents segment adjusted EBITDA (loss) and consolidated adjusted EBITDA (loss) as a percentage of segment and consolidated revenue for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Segment adjusted EBITDA (loss):
Vertical Software	3.3%	9.0%	9.5%	15.1%
Insurance	2.3%	36.9%	(4.5)%	16.3%
Total segment adjusted EBITDA (loss)(1)	(20.8)%	(10.4)%	(18.0)%	(12.5)%

(1) Total segment adjusted EBITDA (loss) includes Corporate and Other segment adjusted EBITDA (loss).

PORCH GROUP, INC.

Monetized Services Revenue

(all numbers in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Monetized services revenue	$46,645	$40,152	$201,371	$137,696
Other operating revenue	17,468	11,429	74,577	54,737
Total revenue	$64,113	$51,581	$275,948	$192,433

PORCH GROUP, INC.

Revenue Less Cost of Revenue

(all numbers in thousands, unaudited)

	Three Months Ended December 31, 2022
	Corporate	Insurance	Vertical Software	Consolidated
Revenue	$—	$31,162	$32,951	$64,113
Less: Cost of revenue	—	(11,352)	(8,818)	(20,170)
Revenue less cost of revenue	$—	$19,810	$24,133	$43,943
Revenue less cost of revenue as a percentage of revenue	N/A	64%	73%	69%

	Year Ended December 31, 2022
	Corporate	Insurance	Vertical Software	Consolidated
Revenue	$—	$121,033	$154,915	$275,948
Less: Cost of revenue	—	(62,268)	(45,309)	(107,577)
Revenue less cost of revenue	$—	$58,765	$109,606	$168,371
Revenue less cost of revenue as a percentage of revenue	N/A	49%	71%	61%

Key Performance Measures and Operating Metrics

In the management of these businesses, the Company identifies, measures and evaluates various operating metrics. The key performance measures and operating metrics used in managing the businesses are set forth below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

●	Average Companies in Quarter — Porch provides software and services to home services companies and, through these relationships, gains unique and early access to homebuyers and homeowners, assists homebuyers and homeowners with critical services such as insurance, warranty and moving. The Company’s customers include home services companies, for whom the Company provides software and services and who provide introductions to homebuyers and homeowners and tracks the average number of home services companies from which it generates revenue each quarter in order to measure the ability to attract, retain and grow relationships with home services companies. Porch management defines the average number of companies in a quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of the Company’s home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of the Company.

●	Average Revenue per Account per Month in Quarter - Management views the Company’s ability to increase revenue generated from existing customers as a key component of Porch’s growth strategy. Average Revenue per Account per Month in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Revenue per Account per Month in Quarter is derived from all customers and total revenue.

During the quarter ended December 31, 2022, the Company restated its financial information for the Q1 2022, Q2 2022, and Q3 2022 periods (please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023 for additional information). The following table presents Average Companies in Quarter and Average Revenue per Account per Month in Quarter metrics which were recalculated for the impact of the adjustments:

	2022	2022	2022	2022
	Q1	Q2	Q3	Q4
Average Companies in Quarter (as previously reported)	25,512	28,730	30,951	30,860
Adjustment	33	43	—	—
Average Companies in Quarter (as adjusted)	25,545	28,773	30,951	30,860

Average Revenue per Account per Month in Quarter (as previously reported)	$816	$820	$812	$726
Adjustment	$13	$2	$21	$(33)
Average Revenue per Account per Month in Quarter (as adjusted)	$829	$822	$833	$693

●	Monetized Services in Quarter — Porch connects consumers with home services companies nationwide and offers a full range of products and services where homeowners can, among other things: (i) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (ii) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (iii) discover and install home automation and security systems; (iv) compare Internet and television options for their new home; (v) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (vi) compare bids from home improvement professionals who can complete bigger jobs. The Company tracks the number of monetized services performed through its platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and the Company’s ability to deliver high-revenue services within those groups. Monetized Services in Quarter is defined as the total number of unique services from which the Company generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over a quarterly period.

●	Average Revenue per Monetized Service in Quarter - Management believes that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of Porch’s growth strategy. Average Revenue per Monetized Services in Quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Revenue per Monetized Service in quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

During the quarter ended December 31, 2022, the Company restated its financial information for the Q1 2022, Q2 2022, and Q3 2022 periods (please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023 for additional information). The following table presents Monetized Services in Quarter and Average Revenue per Monetized Service in Quarter metrics which were recalculated for the impact of the adjustments:

	2022	2022	2022	2022
	Q1	Q2	Q3	Q4
Monetized Services in Quarter (as previously reported)	263,183	333,596	318,452	212,992
Adjustment	—	—	—	—
Monetized Services in Quarter (as adjusted)	263,183	333,596	318,452	212,992

Average Revenue per Monetized Service in Quarter (as previously reported)	$170	$157	$181	$234
Adjustment	$5	$1	$4	$(15)
Average Revenue per Monetized Service in Quarter (as adjusted)	$175	$158	$185	$219

PORCH GROUP, INC.

Unaudited Condensed Consolidated Balance Sheets

(all numbers in thousands, except share amounts)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$215,060	$315,741
Accounts receivable, net	26,438	28,767
Short-term investments	36,523	9,251
Reinsurance balance due	299,060	228,416
Prepaid expenses and other current assets	20,009	14,338
Restricted cash	13,545	8,551
Total current assets	610,635	605,064
Property, equipment, and software, net	12,240	6,666
Operating lease right-of-use assets	4,201	4,504
Goodwill	244,697	225,654
Long-term investments	55,118	58,324
Intangible assets, net	108,255	129,830
Restricted cash, non-current	—	500
Long-term insurance commissions receivable	12,265	7,521
Other assets	1,646	684
Total assets	$1,049,057	$1,038,747

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,268	$6,965
Accrued expenses and other current liabilities	39,742	37,675
Deferred revenue	270,690	201,085
Refundable customer deposits	20,142	15,274
Current debt	16,455	150
Losses and loss adjustment expense reserves	100,632	61,949
Other insurance liabilities, current	61,710	40,024
Total current liabilities	515,639	363,122
Long-term debt	425,310	414,585
Operating lease liabilities, non-current	2,536	2,694
Earnout liability, at fair value	44	13,866
Private warrant liability, at fair value	707	15,193
Other liabilities (includes $24,546 and $9,617 at fair value, respectively)	25,468	12,242
Total liabilities	969,704	821,702
Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, $0.0001 par value:	10	10
Authorized shares – 400,000,000 and 400,000,000, respectively
Issued and outstanding shares – 98,455,838 and 97,961,597, respectively
Additional paid-in capital	670,537	641,406
Accumulated other comprehensive loss	(6,171)	(259)
Accumulated deficit	(585,023)	(424,112)
Total stockholders’ equity	79,353	217,045
Total liabilities and stockholders’ equity	$1,049,057	$1,038,747

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Operations

(all numbers in thousands, except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$64,113	$51,581	$275,948	$192,433
Operating expenses(1):
Cost of revenue	20,170	14,138	107,577	58,725
Selling and marketing	28,032	23,637	113,848	84,273
Product and technology	15,119	12,847	59,565	47,005
General and administrative	30,259	19,332	110,619	85,795
Impairment loss on intangible assets and goodwill	4,329	—	61,386	—
Total operating expenses	97,909	69,954	452,995	275,798
Operating loss	(33,796)	(18,373)	(177,047)	(83,365)
Other income (expense):
Interest expense	(2,219)	(1,461)	(8,723)	(5,757)
Change in fair value of earnout liability	13	(3,131)	13,822	(18,519)
Change in fair value of private warrant liability	95	2,132	14,486	(15,389)
Gain (loss) on extinguishment of debt	—	—	—	5,110
Investment income and realized gains, net of investment expenses	399	253	1,174	701
Other income (expense), net	608	115	571	340
Total other income (expense)	(1,104)	(2,092)	21,330	(33,514)
Loss before income taxes	(34,900)	(20,465)	(155,717)	(116,879)
Income tax benefit (expense)	(574)	356	(842)	10,273
Net loss	$(35,474)	$(20,109)	$(156,559)	$(106,606)

Loss per share - basic (Note 15)	$(0.36)	$(0.05)	$(1.61)	$(1.14)
Loss per share - diluted (Note 15)	$(0.36)	$(0.08)	$(1.61)	$(1.14)

Shares used in computing basic loss per share	97,792,485	96,839,292	97,351,241	93,884,566
Shares used in computing diluted loss per share	97,792,485	97,545,942	97,351,241	93,884,566

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$—	$—	$—	$1
Selling and marketing	1,263	696	4,855	5,584
Product and technology	1,547	1,701	5,435	7,223
General and administrative	3,586	6,834	16,751	25,784
	$6,396	$9,231	$27,041	$38,592

(2)

In the fourth quarter of 2022, the Company updated its preliminary purchase price allocations for certain acquisitions. As a result of these adjustments, the carrying value of the Insurance reporting unit was higher than the fair value as of September 30, 2022, which resulted in the Company recognizing an additional goodwill impairment charge of $4.3 million in the fourth quarter of 2022.

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(all numbers in thousands)

	Year Ended December 31,
	2022	2021	2020
Net loss	$(156,559)	$(106,606)	$(54,032)
Other comprehensive income (loss):
Current period change in net unrealized loss, net of tax	(5,912)	(259)	—
Comprehensive loss	$(162,471)	$(106,865)	$(54,032)

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(all numbers in thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of January 1, 2022	97,961,597	$10	$641,406	$(424,112)	$(259)	$217,045
Comprehensive loss	—	—	—	(156,559)	(5,912)	(162,471)
Stock-based compensation	—	—	27,041	—	—	27,041
Issuance of common stock for acquisitions	628,660	—	3,552	—	—	3,552
Contingent consideration for acquisitions	—	—	530	—	—	530
Vesting of restricted stock awards	2,144,546	—	—	—	—	—
Exercise of stock options	473,653	—	1,116	—	—	1,116
Income tax withholdings	(613,377)	—	(3,108)	—	—	(3,108)
Repurchases of common stock	(2,388,756)	—	—	(4,352)	—	(4,352)
Balances as of December 31, 2022	98,206,323	$10	$670,537	$(585,023)	$(6,171)	$79,353

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(all numbers in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(156,559)	$(106,606)	$(54,032)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	27,930	16,386	6,644
Amortization of operating lease right-of-use assets	2,117	1,861	—
Impairment loss on intangible assets and goodwill	61,386	—	—
Loss on sale and impairment of property, equipment, and software	745	595	895
Gain on extinguishment of debt	—	(5,110)	(5,748)
Loss on remeasurement of debt	—	—	895
Gain on divestiture of businesses	—	—	(1,442)
Loss on remeasurement of Legacy Porch warrants	—	—	2,584
Loss (gain) on remeasurement of private warrant liability	(14,486)	15,389	(2,427)
Loss (gain) on remeasurement of contingent consideration	6,944	(2,244)	1,700
Loss (gain) on remeasurement of earnout liability	(13,822)	18,519	—
Stock-based compensation	27,041	38,592	11,296
Amortization of investment premium/accretion of discount, net	278	369	—
Net realized losses on investments	370	67	—
Interest expense (non-cash)	2,270	2,387	7,488
Other	885	1,055	(23)
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(4,886)	(2,905)	203
Reinsurance balance due	(70,644)	(15,343)	—
Prepaid expenses and other current assets	(5,146)	(5,323)	(2,587)
Accounts payable	(697)	(11,779)	4,092
Accrued expenses and other current liabilities	(6,519)	(15,981)	(15,946)
Losses and loss adjustment expense reserves	38,683	(22,417)	—
Other insurance liabilities, current	16,347	14,396	—
Deferred revenue	71,593	53,556	2,206
Refundable customer deposits	5,783	(3,545)	(3,521)
Deferred income tax	(287)	—	—
Long-term insurance commissions receivable	(4,744)	(4,156)	(3,365)
Operating lease liabilities, non-current	(2,082)	(2,141)	—
Other	(990)	(399)	2,419
Net cash used in operating activities	(18,490)	(34,777)	(48,669)
Cash flows from investing activities:
Purchases of property and equipment	(2,350)	(972)	(279)
Capitalized internal use software development costs	(8,100)	(3,719)	(2,601)
Purchases of short-term and long-term investments	(52,506)	(24,006)	—
Maturities, sales of short-term and long-term investments	21,906	21,694	—
Acquisitions, net of cash acquired	(38,628)	(256,430)	(7,791)
Net cash used in investing activities	(79,678)	(263,433)	(10,671)
Cash flows from financing activities:
Proceeds from recapitalization and PIPE financing	—	—	305,133
Distribution to stockholders	—	—	(30,000)
Transaction costs - recapitalization	—	(262)	(5,652)
Proceeds from debt issuance, net of fees	42,526	413,537	66,190
Repayments of advance funding	(30,875)	—	—
Repayments of principal and related fees	(5,150)	(46,965)	(81,640)
Proceeds from issuance of redeemable convertible preferred stock, net of fees	—	—	4,714
Capped call transaction	—	(52,913)	—
Proceeds from exercises of warrants	—	126,741	—
Proceeds from exercises of stock options and Legacy Porch warrants	1,116	4,288	911
Income tax withholdings paid upon vesting of restricted stock units	(3,108)	(28,877)	—
Payments of acquisition-related contingent consideration	(715)	—	—
Repurchase of stock	(1,813)	—	(42)
Net cash provided by financing activities	1,981	415,549	259,614
Net change in cash, cash equivalents, and restricted cash	$(96,187)	$117,339	$200,274
Cash, cash equivalents, and restricted cash, beginning of period	$324,792	$207,453	$7,179
Cash, cash equivalents, and restricted cash end of period	$228,605	$324,792	$207,453

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Cash Flows (Continued)

(all numbers in thousands)

	Year Ended December 31,
	2022	2021	2020
Supplemental disclosures
Cash paid for interest	$3,512	$2,662	$9,103
Cash paid for income taxes	$674	$—	$—
Non-cash consideration for acquisitions	$12,252	$52,761	$9,295
Share repurchases included in accrued expenses and other current liabilities	$2,539	$—	$—
Reduction of earnout liability due to a vesting event	$—	$54,891	$—
Conversion of redeemable convertible preferred stock warrants into common stock	$—	$—	$11,029
Earnout liability	$—	$—	$50,238
Private warrant liability	$—	$—	$31,534
Capital contribution from a shareholder - inducement to convert preferred stock to common	$—	$—	$17,284
Non-cash inducement to convert preferred stock to common	$—	$—	$17,284
Debt discount for warrants issued (non-cash)	$—	$—	$1,215
Cancelation of a convertible promissory note on divestiture of a business	$—	$—	$2,724
Conversion of debt to redeemable convertible preferred stock (non-cash)	$—	$—	$1,436
Capital contribution from a shareholder - guarantee of debt	$—	$—	$300